Exhibit 8.2

February 5, 2013

BP p.l.c.

1 St. James’s Square

London, SW1Y 4PD

England

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

RE:	BP Capital Markets p.l.c. and BP p.l.c. – Post-Effective Amendment No. 1 to Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United States federal income tax counsel to BP Capital Markets p.l.c. (the “Debt Issuer”) and BP p.l.c. (the “Guarantor”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities of the Debt Issuer having a proposed maximum aggregate offering price of up to $30,000,000,000 fully and unconditionally guaranteed by the Guarantor, pursuant to Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File Nos. 333-179953 and 333-179953-01) (as amended from time to time, the “Registration Statement”). Our opinion as to United States federal income tax matters is as set forth in the Registration Statement under the heading “Tax Considerations – United States Taxation”, subject to the limitations noted therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Tax Considerations – United States Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP